Exhibit 10.19

TWENTY-THIRD AMENDMENT TO OFFICE LEASE
THIS TWENTY-THIRD AMENDMENT TO OFFICE LEASE (this “Amendment”) is entered into between CRESCENT 1301 MCKINNEY, L.P., a Delaware limited partnership (“Landlord”), and KEY ENERGY SERVICES, INC., a Maryland corporation (“Tenant”), with reference to the following:
A.Landlord and Tenant entered into that certain Office Lease dated effective as of January 20, 2005; that certain First Amendment to Office Lease dated March 15, 2005; that certain Second Amendment to Office Lease dated June 24, 2005; that certain Commencement Letter dated as of September 28, 2005; that certain Third Amendment to Office Lease dated November 30, 2005; that certain Fourth Amendment to Office Lease dated March 30, 2006; that certain Fifth Amendment to Office Lease dated March 31, 2006; that certain Sixth Amendment to Office Lease dated June 7, 2006; that certain Seventh Amendment to Office Lease dated August 9, 2006; that certain Eighth Amendment to Office Lease dated October 31, 2006; that certain Commencement Letter dated January 16, 2007; that certain Ninth Amendment to Office Lease dated January 11, 2008; that certain Tenth Amendment to Office Lease dated March 27, 2008; that certain Eleventh Amendment to Office Lease dated April 9, 2008; that certain Twelfth Amendment to Office Lease dated May 12, 2008; that certain Thirteenth Amendment to Office Lease dated June 20, 2008; that certain Fourteenth Amendment to Office Lease dated October 20, 2011; that certain Fifteenth Amendment to Office Lease dated October 25, 2011; that certain Sixteenth Amendment to Office Lease dated March 6, 2012; that certain Seventeenth Amendment to Office Lease dated April 23, 2012; that certain Eighteenth Amendment to Office Lease dated July 23, 2012; that certain Nineteenth Amendment to Office Lease dated August 31, 2012; that certain Twentieth Amendment to Office Lease dated December 17, 2012; that certain Twenty-First Amendment to Office Lease dated April 3, 2014 (the “Twenty-First Amendment”); and that certain Twenty-Second Amendment to Office Lease dated May 7, 2015 (as amended, the “Lease”), currently covering approximately 89,758 square feet of Rentable Square Footage on floors 15, 16, 17 and 18 (the “Premises”) of the building located at 1301 McKinney, Houston, Texas (the “Building”), of which approximately 223 square feet of Rentable Square Footage on floor 15 is used exclusively for telecommunications purposes (the “Telecom Space”), within the Building.

B.Landlord and Tenant now desire to further amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.Adjustment of Rent Abatement Period. Landlord and Tenant acknowledge and agree that (a) Tenant is requesting the rent abatement period provided in the Twenty-First Amendment be adjusted to commence effective as of December 1, 2015, and (b) Landlord is willing to grant such adjustment on the terms and conditions set forth in this Amendment. Accordingly, provided that Tenant is not in Monetary Default under the Lease beyond any applicable notice and/or cure period, the monthly Base Rent, the OE Payment and the management fee shall be abated for the eight (8) month period commencing on December 1, 2015, and expiring July 31, 2016. However, the foregoing Rent abatement shall not apply to the Telecom Space; accordingly, for the period commencing on December 1, 2015 and expiring July 31, 2016, Tenant shall continue to pay as monthly Rent for the Telecom Space the sum of $520.33 plus the allocable share of the OE Payment and management fee for such space.

2.Base Rent. The rent schedule set forth in Paragraph 2 of the Twenty-First Amendment is deleted in its entirety and replaced with the following rent schedule, plus any applicable tax thereon:

Premises [89,758 square feet of Rentable Square Footage]
From	Through	ANNUAL BASE RENT RATE PER SQUARE FOOT	Monthly Base Rent
July 1, 2016	July 31, 2016	$0.00*	$0.00*
August 1, 2016	June 30, 2017	$28.00	$209,435.33
July 1, 2017	June 30, 2018	$28.84	$215,718.39
July 1, 2018	June 30, 2019	$29.71	$222,225.85
July 1, 2019	June 30, 2020	$30.60	$228,882.90
July 1, 2020	June 30, 2021	$31.51	$235,689.55
July 1, 2021	June 30, 2022	$32.47	$242,870.19
July 1, 2022	June 30, 2023	$33.44	$250,125.63
July 1, 2023	June 30, 2024	$34.44	$257,605.46
July 1, 2024	June 30, 2025	$35.48	$265,384.49
July 1, 2025	June 30, 2026	$36.54	$273,313.11
July 1, 2026	February 28, 2027	$37.64	$281,540.93
* Rent abated pursuant to Paragraph 1 above.
3.Operating Expenses. Paragraph 3 of the Twenty-First Amendment is deleted in its entirety and replaced with the following paragraph:
Tenant shall continue to pay Tenant’s Pro Rata Share of Operating Expenses payable under Article 4 of the Lease during the First Extension Period, commencing July 1, 2016; provided, however, that so long as Tenant is not in Monetary Default under the Lease beyond any applicable notice and/or cure period, the OE Payment and management fee for the month of July 2016 shall be abated.
4.Prohibited Persons and Transactions. Tenant represents to Landlord: (a) that neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in it, nor any of its officers, directors or managing members, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under Executive Order 13224 (the “Executive Order”) signed on September 24, 2001, and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”, or other Laws, (b) that Tenant’s activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, or the regulations or orders promulgated thereunder, as they may be amended from time to time, or other anti-money laundering Laws (the “Anti-Money Laundering Laws”), and (c) that throughout the Term of the Lease Tenant shall comply with the Executive Order and with the Anti-Money Laundering Laws.

5.ERISA Matters. Tenant represents that (a) neither Tenant nor any entity controlling or controlled by Tenant owns a five percent (5%) or more interest (within the meaning of Prohibited Transaction Class Exemption 84-14) in JPMorgan Chase Bank, N.A. (“JPMorgan”) or any of JPMorgan’s affiliates, and (b) neither JPMorgan, nor any of its affiliates, owns a five percent (5%) or more interest in Tenant or any entity controlling or controlled by Tenant.

6.Consent. This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord’s mortgagee(s). If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.

7.Broker. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment except Partners Commercial Realty, L.P. d/b/a NAI Houston. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party other than the above-named broker claiming by, through or under Tenant in connection with this Amendment.

8.Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located) on November 20, 2015, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.

9.Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

10.Ratification. Tenant hereby ratifies and confirms its obligations under the Lease and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

LANDLORD AND TENANT enter into this Amendment on _______________, 2015.

LANDLORD:

CRESCENT 1301 MCKINNEY, L.P.,
a Delaware limited partnership

By:    Crescent 1301 GP, LLC,
a Delaware limited liability company,
its General Partner

By:____________________________
Dianna A. Russo
President

TENANT:

KEY ENERGY SERVICES, INC.,
a Maryland corporation

By:___________________________________
Name:____________________________
Title:_____________________________

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